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                                                              Exhibit 99.(a)(11)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated August 22, 2000 and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. Purchaser (as defined below) is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of
                              Piercing Pagoda, Inc.
                                       at
                          $21.50 Net Per Share in Cash
                                       by
                             Jewelry Expansion Corp.
                     an indirect wholly owned subsidiary of
                                Zale Corporation

Jewelry Expansion Corp., a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of Zale Corporation, a Delaware corporation ("Parent"), is offering to purchase all outstanding shares of common stock, par value $0.01 per share ("Common Stock" or "Shares"), of Piercing Pagoda, Inc., a Delaware corporation (the "Company"), at a price of $21.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 22, 2000 (the "Offer to Purchase") and in the related Letter of Transmittal (which, as amended and supplemented from time to time, together constitute the "Offer"). All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Offer to Purchase.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, SEPTEMBER 19, 2000, UNLESS THE OFFER IS EXTENDED.


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The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares that would constitute a majority of the outstanding Shares on a fully diluted basis on the date of purchase, and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Offer is also subject to the additional conditions contained in Section 14 of the Offer to Purchase.

The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. As promptly as practicable following consummation of the Offer and after satisfaction or waiver of all conditions to the Merger (as defined below) set forth in the Merger Agreement (as defined below), Purchaser intends to acquire the remaining equity interest in the Company not acquired in the Offer by consummating the Merger. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 11, 2000, among Parent, Purchaser and the Company (the "Merger Agreement"). The Merger Agreement provides, among other things, for the making of the Offer by Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), the Purchaser will be merged with and into the Company (the "Merger"). Following the effective time of the Merger (the "Effective Time"), the Company will continue as the surviving corporation (the "Surviving Corporation") and will become an indirect wholly owned subsidiary of Parent, and the separate corporate existence of Purchaser will cease. At the Effective Time, each share issued and outstanding immediately prior to the Effective Time (other than (i) shares held by Parent or the Company, or any of their subsidiaries, and (ii) Shares, if any, held by stockholders who have properly exercised appraisal rights under Section 262 of the DGCL) will, by virtue of the Merger and without any action on the part of the holders of the Shares be converted into the right to receive in cash the per Share price paid in the Offer, payable to the holder thereof, without interest, upon surrender of the certificate or certificates formerly representing such Shares, less any required withholding taxes. The Merger Agreement is more fully described in Section 10 of the Offer to Purchase.

THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DECLARED THAT THE OFFER AND THE MERGER ARE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND IS ADVISABLE AND FAIR TO THE STOCKHOLDERS OF THE COMPANY, APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT, AND RECOMMENDED ACCEPTANCE OF THE OFFER AND APPROVAL AND ADOPTION OF THE MERGER AGREEMENT BY THE STOCKHOLDERS OF THE COMPANY.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to American Stock Transfer & Trust Co. (the


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"Depositary") of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any extension of the Offer or any delay in making such payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates representing such Shares, or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such, into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in
Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any condition specified in Section 14 of the Offer to Purchase, by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof, such announcement to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the Offer. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such stockholder's Shares.

Shares may be withdrawn at any time prior to 12:00 Midnight, New York City time, September 19, 2000 (or the latest time and date at which the Offer, if extended by Purchaser, shall expire) and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after October 20, 2000. For the withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to


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be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share certificates representing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share certificates, the serial numbers shown on such Share certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchaser), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. The information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

The Company has provided Purchaser with the Company's stockholder list and security position listings, including the most recent list of names, addresses and security positions of non-objecting beneficial owners in possession of the Company, for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed by Purchaser to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager as set forth below. Additional copies of Offer to Purchase and the related Letter of Transmittal, and other Offer materials may be obtained from the Information Agent, and copies will be furnished promptly at Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                     The Information Agent for the Offer is:

                               MORROW & CO., INC.
                           445 Park Avenue, 5th Floor
                            New York, New York 10022


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                           Call Collect (212) 754-8000
                 Banks and Brokerage Firms Call: (800) 662-5200
                    Shareholders Please Call: (800) 566-9061

                      The Dealer Manager for the Offer is:

                               Merrill Lynch & Co.
                           Four World Financial Center
                            New York, New York 10080
                          (212) 236-3790 (Call Collect)

August 22, 2000